SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant To Section 14(a) Of The Securities
                           Exchange Act Of 1934

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    14a-6(e) (2))
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                       Willamette Valley Vineyards, Inc.

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                                PROXY STATEMENT
                                      for
           ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 27th , 2001


                                 INTRODUCTION
General
This proxy statement (the "Proxy Statement") is being furnished to the shareholders of Willamette Valley Vineyards, Inc., an Oregon corporation
("the Company"), as part of the solicitation of proxies by the Company's Board of Directors (the "Board of Directors") from holders of the outstanding shares of the Company's common stock, no par value (the "Common Stock"), for use at the Company's Annual Meeting of Shareholders to be held on May 27th, 2001, at 1:00 PM at Willamette Valley Vineyards, 8800 Enchanted Way SE, Turner, Oregon 97392 and at any adjournments or postponements thereof, (the "Annual
Meeting"). At the Annual Meeting, shareholders will be asked to (i) elect five members of the Board of Directors, (ii) ratify the appointment by the Board of Directors of PricewaterhouseCoopers LLP as independent auditors of the Company for the year ending December 31, 2001, (iii) consider and vote upon an amendment to increase the number of shares that may be issued under the Company's stock incentive plan, and (iv) transact such other business as may properly come before the meeting or any adjournments thereof. This Proxy Statement, together with the enclosed Proxy Ballot (Appendix A), is first being mailed to the Company's shareholders on or about May 7, 2001.

Solicitation, Voting and Revocability of Proxies
The Board of Directors has fixed the close of business on March 28, 2001 as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of Common Stock at the close of business on such date will be entitled to vote at the Annual Meeting, with each such share entitling its owner to one vote on all matters properly presented at the Annual Meeting. On the record date, there were 3,162 beneficial holders of the 4,254,481 shares of Common Stock then outstanding. The presence, in person or by proxy, of a majority of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

If the enclosed Proxy Ballot is properly executed and returned in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted FOR the election of the nominees for election to the Board of Directors and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the year ending December 31, 2001 and FOR the amendment to the Company's stock incentive plan. The Board of Directors does not know of any matters other than those described above that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy upon such matters as determined by a majority of the Board of Directors.

The presence of a shareholder at the Annual Meeting will not automatically revoke such shareholder's proxy. A shareholder may, however, revoke a proxy at any time prior to its exercise by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to: Board Secretary, Willamette Valley Vineyards, Inc., 8800 Enchanted Way S.E., Turner, Oregon 97392, or by attending the Annual Meeting and voting in person. However, a shareholder who attends the meeting need not revoke a previously executed proxy and vote in person unless the shareholder wishes to do so. All valid, un-revoked proxies will be voted at the Annual Meeting.

                  ELECTION OF DIRECTORS (PROPOSAL NO. 1)
At the Annual Meeting, five directors will be elected, each for a one-year term. Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as directors the persons named below as nominees. The Board of Directors believes that the nominees will stand for election and will serve if elected as directors. However, if any of the persons nominated by the Board of Directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person as the Board of Directors may recommend. There is no cumulative voting for election of directors. Directors are elected by a plurality of votes; therefore, the five persons receiving the most votes, even if less than a majority of the votes cast, will be elected directors. Abstentions or failure to vote will have no effect on the election of directors, assuming the existence of a quorum.


Information regarding Nominees. The following table sets for the names of the Board of Directors nominees for election as a director, and each such person's age at March 28, 2001 and position with the Company.


Name                  	Position(s) with the Company   				Age
James W. Bernau ***     Chairperson of the Board,
                         President and Director          	47

James L. Ellis * ***     Secretary and Director       				56

Betty M. O'Brien*        Director                     				57

Delna L. Jones**  ****   Director                     				60

Stan G. Turel * ** *** ****Director                   				53
_______________________________
*Member of the Compensation Committee
**Member of the Audit Committee
***Member of the Executive Committee
****Member of the Affiliated Transaction Committee

All directors hold office until the next annual meeting of Shareholders or until their successors have been elected and qualified. Executive officers are appointed by the Board of Directors and serve at the pleasure of the Board of Directors.

Set forth below is additional information as to each director and executive officer of the Company.

James W. Bernau. Mr. Bernau has been President and Chairperson of the Board of Directors of the Company since its inception in May 1988. Willamette Valley Vineyards was originally established as a sole proprietorship by Oregon winegrower Jim Bernau in 1983, and he co-founded the Company in 1988 with Salem grape grower, Donald Voorhies. From 1981 to September 1989, Mr. Bernau was Director of the Oregon Chapter of the National Federation of Independent Businesses ("NFIB"), an association of 15,000 independent businesses in Oregon.

James L. Ellis. Mr. Ellis has served as a Director since July 1991 and Secretary since June 1997. Mr. Ellis has served as the Company's Director of Human Resources from January 1993. From 1990 to 1992, Mr. Ellis was a partner in Kenneth L. Fisher, Ph.D. & Associates, a management-consulting firm. From 1980 to 1990, Mr. Ellis was Vice President and General Manager of R.A. Kevane
& Associates, a Pacific Northwest personnel-consulting firm. From 1962 to 1979, Mr. Ellis was a member of and administrator for the Christian Brothers of California, owner of Mont La Salle Vineyards and producer of Christian Brothers wines and brandy.

Betty M. O'Brien. Ms. O'Brien has served as a Director since July 1991. Ms. O'Brien is a writer and public relations consultant. Ms. O'Brien was employed by Willamette University as its Director of News and Publications from 1988 to 2000. Ms. O'Brien is a partner in Elton Vineyards, a commercial vineyard located in Eola Hills in Yamhill County, Oregon. She is a member of the Oregon Winegrowers Association, having previously served as its President and Treasurer and as a director. Ms. O'Brien also serves on several community boards.

Delna L. Jones. Ms. Jones has served as a Director since November 1994. Ms. Jones is semi-retired. Ms. Jones was elected in 1998 and served as a County Commissioner for Washington County, Oregon from 1998 to 2000. Ms. Jones has served as project director for the CAPITAL Center, an education and business consortium from 1990 to 1998. From 1985 to 1990, Ms. Jones served as Director of Economic Development with US West Communications. Beginning in 1982, she was elected six times to the Oregon House as the State Representative for District 6. During her tenure, she served as the Assistant Majority Leader; she also chaired the Revenue and School Finance committee, and served on the Legislative Rules and Reorganization committee and the Business and Consumer Affairs committee. In addition, Ms. Jones presently serves on many community and business boards and advisory panels.

Stan G. Turel. Mr. Turel has served as a Director since November of 1994. Mr. Turel is part owner and the CEO of Columbia Turel, Inc., (formerly Columbia Bookkeeping, Inc.) a position he has held since 1974. Columbia Turel, Inc.
has sixteen offices in Oregon and Washington, servicing 4,000 small business and 26,000 tax clients annually. Mr. Turel is a licensed tax consultant, a member of the National Association of Public Accountants, a private pilot, and a former delegate to the White House Conference on Small Business. In addition, Mr. Turel serves his community on a number of advisory boards and panels.


Board of Directors Committees. The Board of Directors acts as a nominating committee for selecting nominees for election as directors.

The Board of Directors also has appointed a Compensation Committee that reviews executive compensation and makes recommendations to the full Board regarding changes in compensation, and also administers the Company's 1992 Stock Incentive Plan. During the fiscal year ended December 31, 2000, the Compensation Committee held four meetings. The members of the Compensation Committee currently are Betty M. O'Brien, Chair, Stan Turel, and Jim Ellis.

In 1994, the Board of Directors created an Affiliated Transactions Committee that reviews transactions that may involve a conflict of interest between the Company and its current and/or former affiliates. Current members of the Affiliated Transaction Committee are Delna Jones and Stan Turel. The committee held no meetings in 2000.

In 1997 the Board appointed an Executive Committee, whose members are James Bernau, James Ellis, and Stan Turel. The Executive Committee, which reviews operational issues, met four times during 2000.

Report of the Audit Committee. The Board of Directors has appointed a standing Audit Committee, which met once in the calendar year ended December 31, 2000. The members of the Audit Committee are Delna L. Jones and Stan G. Turel. The Company believes that each of the members is "independent" as defined in applicable SEC and Nasdaq rules.

In accordance with applicable SEC and Nasdaq rules, the Audit Committee reports that it has (i) reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2000 with management,
(ii) discussed with the Company's independent auditors the matters required to be discussed by applicable accounting and auditing standards, (iii) received the written disclosures and the letter from the Company's independent auditors required by applicable accounting standards and discussed with such auditors their independence and (iv) based on such review and discussions, recommended to the Board o Directors that the financial statements be included in the Annual Report or Form 10-kSB for the fiscal year ended December 31, 2000, which was filed previously with the SEC.


Delna L. Jones					Stan G. Turel


                      MANAGEMENT / EXECUTIVE OFFICERS
Name		      Position					Age
James W. Bernau	      President, Director
                      and Chairperson of the Board of Directors  47

Information concerning the principle occupation of Mr. Bernau is set forth under "Election of Directors".

                          EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation
The following table provides certain summary information concerning compensation paid or accrued by the Company, to or on behalf of the Company's Chief Executive Officer, James W. Bernau (the "named executive officer") for the years ending December 31, 1998, 1999, and 2000.

Annual Compensation
Name and Principal Position     Year    Salary ($) 	Bonus
James W. Bernau			1998	84,865      	10,000
President and Chairperson of    1999    91,512     	-0-
the Board of Directors         	2000   	93,000  	-0-


Bernau Employment Agreement
The Company and Mr. Bernau are parties to an employment agreement dated August 3, 1988 and amended in February 1997 and again amended in January of 1998. Under the amended agreement, Mr. Bernau is paid an annual salary of $90,000 with annual increases tied to increases in the consumer price index. Pursuant to the terms of the employment agreement, the Company must use its best efforts to provide Mr. Bernau with housing on the Company's property. Mr. Bernau and his family currently live in a Company-owned house on the Company's property free of rent and must continue to reside there for the duration of his employment in order to provide additional security and lock-up services for late evening events at the winery and vineyard. The employment agreement provides that Mr. Bernau's employment may be terminated only for cause, which is defined as non-performance of his duties or conviction of a crime.


Stock Options
In order to reward performance and retain high-quality employees, the Company often grants stock options to its employees. The Company does not ordinarily directly issue shares of stock to its employees. Options are typically issued at a per share exercise price equal to the closing price as reported by NASDAQ at the time the option is granted. The options vest to the employee over time. Three months following termination of the employee's employment with the Company, any and all unexercised options terminate.

Option Exercises and Holdings
The following table provides information, with respect to the named executive officer, concerning exercised options during the last fiscal year and unexercised options held as of December 31, 2000.

			     Options exercised in the last fiscal year
Name				Number		  Value
				of shares	realized (1)
James W. Bernau		  	  -0-		         -0-




Number of Securities Underlying Unexercised Options at FY-End
				Exercisable	 Unexercisable
James W. Bernau	                  75,000	     -0-
	                           1,500	     -0-
                          	   4,000	     -0-

          Value of Unexercised In-the-Money Options at FY-End (2)
      	                        Exercisable      Unexercisable
James W. Bernau	     		   -0-		     -0-
_________________________________
(1) The value realized is based on the difference between the market price at the time of exercise of the options and the applicable exercise price.

(2) Options are "in the money" at the fiscal year-end if the fair market value of the underlying securities on such date exceeds the exercise price of the option. The amounts set forth represent the difference between the fair market value of the securities underlying the options on December 31, 2000 ($1.4688 per share based on the NASDAQ closing price for the Company's Common Stock on the NASDAQ Small Cap Market on that date), and the exercise price of the option, multiplied by the applicable number of options.

Director Compensation
The members of the Company's Board of Directors do not receive cash compensation for their service on the Board, but are reimbursed for out-of-pocket and travel expenses incurred in attending Board meetings. Under the Company's Stock Incentive Plan adopted by the shareholders in 1992 and further amended by the shareholders in 1996, beginning in 1997 an option to purchase 1,500 shares of Common Stock is granted to each Director for service on the Board during the year. The number of options granted on an annual basis was increased to 4,000 per year when the 50-share grant per Director's meeting was discontinued for the year 2000 and beyond.

Section 16(a) Beneficial Ownership Reporting Compliance
None

             CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
During 2000 and 1999, the Company purchased grapes from Elton Vineyards for $74,585 and $62,068 respectively. Betty M. O'Brien, a Director of the Company, is a principal owner of Elton Vineyards.

On June 1, 1992, the Company granted Mr. Bernau a warrant to purchase 15,000 shares of the Company's Common Stock as consideration for his personal guarantee of the Real Estate Loan and the Line of Credit from Farm Credit Services pursuant to which the Company borrowed $1.2 million. The warrant is exercisable anytime through June 1, 2012, at an exercise price of $3.42 per share.

On December 3, 1992, James W. Bernau borrowed $100,000 from the Company. The loan is secured by Mr. Bernau's stock in the Company, and is payable, together with interest at a rate of 7.35% per annum, on March 14, 2009. At December 31, 2000, the outstanding balance of the loan was $56,869 including accrued interest.

The Company believes that the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions between the Company and its officers, directors, and principal shareholders will be approved by a disinterested majority of the members of the Affiliated Transactions Committee of the Company's Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.


  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to beneficial ownership of the Company's Common Stock as of December
31, 2000, by (i) each person who beneficially owns more than 5% of the Company's Common Stock (ii) each Director of the Company (iii) each of the Company's named executive officers, and (iv) all directors and executive officers as a group.

Percent of 						Number of
Shares Beneficially Owned                      	Shares Outstanding Stock
James W. Bernau     President/CEO, Chair of the Board
2545 Cloverdale Road                 			1,038,350.5 (1)	24.4%
Turner, OR  97392

James L. Ellis      Secretary, Director
7850 S.E. King Road    		 			36,523  (2)   	**
Milwaukie, OR  97222

Delna L. Jones      Director
PO Box 5969            		  			8,700  (3)      **
Aloha, OR  97006

Betty M. O'Brien    Director
22500 Ingram Lane NW           	     	 		13,950  (4)     **
Salem, OR  97304

Stan G. Turel       Director
1390Stark Street               				131,885  (5) 	3.1%
Portland, OR 97233

Donald Voorhies Estate
400 Madrona SE, Apt 334        				212,518		5.0%
Salem, OR 97302

All Directors, executive   				1,441,927       33.9%
officers and persons owning
5% or more as a group (6 persons)
______________________________
**         Less than one percent.
(1) Includes 15,000 shares issuable upon the exercise of an outstanding warrant and 80,500 shares issuable upon exercise of options.
(2) Includes 29,928.5 shares issuable upon the exercise of options.
(3) Includes 6,100 shares issuable upon the exercise of options.
(4) Includes 8,500 shares issuable upon the exercise of options.
(5) Includes 8,500 shares issuable upon the exercise of options.


   RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS (PROPOSAL NO. 2)
The Board of Directors has appointed PricewaterhouseCoopers LLP to act as independent auditors for the Company for the year ending December 31, 2001, subject to ratification of such appointment by the Company's shareholders. PricewaterhouseCoopers, LLP was the Company's independent auditor for the fiscal year which ended December 31, 2000.

Unless otherwise indicated, properly executed proxies will be voted in favor of ratifying the appointment of PricewaterhouseCoopers LLP to audit the books and accounts of the Company for the fiscal year ending December 31, 2001. No determination has been made as to what action the Board of Directors would take if the shareholders do not ratify the appointment.

A representative of PricewaterhouseCoopers LLP has been invited to attend the Annual Meeting at his own expense and will be given an opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.

The Board of Directors unanimously recommends a vote FOR this proposal. Assuming the existence of a quorum, the appointment of PriceWaterhouseCoopers LLP will be ratified if approved by the holders of a majority of the shares present in person or by proxy. Abstentions and the failure to vote will have the effect of a "No" vote.

          AMENDMENT TO 1992 STOCK INCENTIVE PLAN (PROPOSAL NO. 3)
The Company's stockholders are being asked to approve an amendment to the Company's 1992 Stock Incentive Plan (the "Plan") to increase the number of shares reserved for issuance thereunder to 900,000 shares. The Plan was originally adopted in June 1992 and amended in 1996 and 1998. It provides for granting stock options to acquire shares of the Company's common stock as well as issuing shares of such stock directly, to officers, employees and consultants of the Company or its subsidiaries.

Following are summaries of the principal provisions and the principal federal income tax consequences of the Plan. Capitalized terms used in this summary that are not defined herein have the meanings ascribed to them in the Plan. The following description of the Plan is not complete. Shareholders are able to review the entire text of the Plan, available by request from the Company.

                       OPERATION OF THE PLAN

DURATION OF THE PLAN. Unless sooner terminated in accordance with its terms, the Plan expires on May 31, 2002.

PLAN ADMINISTRATION. The Plan is generally administered by the Board of Directors or a committee of th Board (the "Committee), consisting of three or more directors. The current members of the Committee are Ms. O'Brien and Messrs. Turel and Ellis.

SHARES AVAILABLE FOR ISSUANCE. The Option Plan currently authorizes the issuance of 600,000 shares of Common Stock. Assuming shareholder approval of the proposed 300,000 share increase in the number of shares of Common Stock that may be issued, delivered or made subject to awards or Options under the Plan, a total of 900,000 shares of Common Stock would be issuable under the Plan.

Whenever any Option terminates or is cancelled for any reason without having been exercised or whenever the shares of Common Stock subject to an award or Option are resold to the Company or forfeited, or any shares of Common Stock are delivered to pay the exercise price of an Option, those shares will then become available for grants of Options or awards under the Plan.

PLAN PARTICIPANTS. The Committee may select any officer, employee or consultant to receive awards or Options under the Plan. Currently there are approximately 100 individuals eligible to participate in the Plan.

AWARDS AVAILABLE UNDER THE PLAN. Grants under the Plan may take the form of Options to purchase shares of Common Stock as well as the issuance of the Shares themselves directly to Plan participants. The Committee, to the extent authorized and consistent with the provisions of the Plan, determines the provisions of awards and Options under the Plan, vesting and exercise schedules, the price at which Options may be exercised or shares issued and the manner of exercise.

TERMS OF EXERCISE. Each Option will be exercisable, in whole or in part, prior to its cancellation or termination, by written notice to the Company. With respect to the exercise of any Option, the Plan requires that notice be accompanied by payment in full of the purchase price in cash, or if acceptable to the Committee, in the form of a check, promissory note, delivery of shares of Common Stock, or a combination thereof.

TRANSFERABILITY AND TERMINATION. Options are not transferable except by devise or by the laws of descent and distribution. In general, Option agreements provide for termination upon the earlier of (i) the date fixed by the Committee, when the Option is granted or (ii) in the event of termination of employment other than for cause, up to 90 days after the holder's termination of employment to the extent the Option was then exercisable, unless determined otherwise by the Committee.

OPTIONS. Options meeting the requirements of Section 422 of the Code ("Incentive Stock Options") and those that do not so qualify ("Non-
Qualified Options") are both available for grant under the Plan. The term of each Option will be determined by the Committee at the time of grant.
In the event of death or termination due to disability, the Plan permits the exercise of Options, to the extent then exercisable, for up to one year thereafter. In the event of termination for cause, any and all vested Options remain exercisable for a period of three months thereafter, at which time the Option is canceled. In general, the Options have a term of ten years, unless extended.

RESTRICTED STOCK. The Committee may issue shares of Common Stock directly to
Plan participants.   Such shares may be subject to risk of forfeiture based
upon certain conditions determined by the Committee.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The following is a brief summary of the principal federal income tax consequences of Options or awards under the Plan based upon current federal income tax laws. The Plan is not qualified under Section 401(a) of the Code. The summary is not intended to be comprehensive and, among other things, does not describe state, local or foreign tax consequences.

STOCK OPTIONS. Generally, an Optionee will not recognize taxable income at the time of grant of a Non-Qualified Option. Upon exercise of the Option, the difference between the fair market value of the shares on the date of exercise and the exercise price will be taxable as ordinary income to the Optionee. If that amount is included in income or the Company satisfies applicable reporting requirements, the Company will receive a commensurate tax deduction at the time of exercise, subject to the deduction limitation under Section 162(m) of the Code (which is discussed below). The basis in the shares acquired upon exercise of a Non-Qualified Option will equal the fair market value of the Shares at the time of exercise. The holding period of the shares for capital gain purposes will begin on the date of exercise. In the event of a sale of the shares received upon the exercise of a Non-Qualified Option, any appreciation or depreciation after the exercise date generally will constitute short-term or long-term capital gain or loss, depending on whether the shares have been held for at least twelve months after the date of exercise.

An Optionee will generally not recognize taxable income at the time of grant or exercise of an Incentive Stock Option, and the Company will not be entitled to a tax deduction with respect to that grant or exercise. However, upon exercise, the difference between the fair market value of the shares and the exercise price is an item of tax preference subject to the possible application of the alternative minimum tax. Generally, if an Optionee holds shares acquired upon the exercise of an Incentive Stock Option for at least one year after the date of exercise and for at least two years after the date of grant, then upon disposition of the shares by the Optionee, the difference, if any, between the sales price of the shares and the exercise price will be treated as long-term capital gain or loss to the Optionee. Upon a sale or other disposition of shares acquired upon the exercise of an Incentive Stock Option within one year after the transfer of the shares to the Optionee or within two years after the date of grant (a "disqualifying disposition"), the excess of (a) the lesser of
(x) the fair market value of the shares at the time of exercise of the Option and (y) the amount realized on the disqualifying disposition of the shares over
(b) the exercise price of the shares, should constitute ordinary income to the Optionee and the Company should be entitled to a deduction in the amount of that income, subject to the deduction limitation under Section 162(m) of the Code. The excess, if any, of the amount realized on a disqualifying disposition over the fair market value of the shares at the time of the exercise generally will constitute short-term or long-term capital gain, depending on whether the shares have been held for at least twelve months after the date of exercise. If an Option is exercised through the use of shares previously owned by the Optionee, the exercise generally will not be considered a taxable disposition of the previously-owned shares and thus no gain or loss will be recognized with respect to the shares upon exercise. However, if an Incentive Stock Option is exercised through the use of previously-owned shares that were acquired upon the exercise of an Incentive Stock Option, and the holding period requirement for those shares is not satisfied at the time they are used to exercise the Option, that use will constitute a disqualifying disposition of the previously-owned shares resulting in the recognition of ordinary income in the amount described above with respect to disqualifying dispositions.

RESTRICTED STOCK. A direct grant of shares subject to vesting restrictions to a Plan participant generally does not constitute a taxable event for a grantee or the Company. However, the grantee will be subject to tax, at ordinary income rates, when any restrictions on ownership of the shares lapse. If the Company satisfies applicable reporting requirements, the Company will be entitled to a commensurate deduction at that time, subject to the deduction limitation under
Section 162(m) of the Code. A grantee may elect to recognize taxable ordinary income at the time restricted shares are awarded in an amount equal to the fair market value of the shares at the time of grant, determined without regard to any forfeiture restrictions. If such an election is made and if the Company satisfies applicable reporting requirements, the Company will be entitled to a deduction at that time in the same amount, subject to the deduction limitation under Section 162(m) of the Code. Future appreciation of the shares will be taxed at the capital gains rate when the shares are sold. However, if, after making such election, the shares are forfeited, the grantee will be unable to claim a deduction.

SECTION 280G OF THE CODE. Under certain circumstances, the accelerated vesting or exercise of Options or the accelerated lapse of restrictions with respect to other awards in connection with a change of control of the Company might be deemed an "excess parachute payment" for purposes of the golden parachute tax provisions of Section 280G of the Code. To the extent it is so considered, the grantee may be subject to a 20% excise tax, and the Company may be denied a tax deduction.

                           BOARD RECOMMENDATION
The Board unanimously recommends a vote FOR the amendment to the Plan thereby increasing the number of shares reserved for issuance under the Plan. Assuming a quorum is present at the meeting, the amendment will be approved if the holders of a majority of the shares of Common Stock present in person or by proxy vote in favor of the amendment. Abstentions and failure to vote will have the effect of a "no" vote.

              DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS
Any shareholder proposal intended for inclusion in the proxy statement and form of proxy relating to the Company's 2002 annual meeting of shareholders must be received by the Company not later than January 4, 2002, pursuant to the proxy soliciting regulations of the Securities and Exchange Commission (the "SEC"). Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and form of proxy for such meeting any shareholder proposal which does not meet the requirements of the SEC in effect at the time.

                             OTHER MATTERS
As of the date of this Proxy Statement, the Board of Directors does not know of any other matters to be presented for action by the shareholders at the 2001 Annual Meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the Board of Directors.

                         COST OF SOLICITATION
The cost of soliciting proxies will be borne by the Company. In addition to use of the mails, proxies may be solicited personally or by telephone by directors, officers and employees of the Company, who will not be specially compensated for such activities.

                        ADDITIONAL INFORMATION
A copy of the Company's Annual Report to Shareholders for the fiscal year ended December 31, 2000 accompanies this Proxy Statement. The Company is required to file an Annual Report on Form 10-KSB with the Securities and Exchange Commission. Shareholders may obtain, free of charge, a copy of the Form 10-KSB by writing to James L Ellis, Secretary, Willamette Valley Vineyards, Inc., 8800 Enchanted Way S.E., Turner, Oregon 97392. Or they may access a copy through links provided on the Company's web site: www.wvv.com.



Annual Report to Shareholders
                       DESCRIPTION OF BUSINESS

Willamette Valley Vineyards, Inc. (the "Company") was formed in May 1988 to produce and sell premium, super premium and ultra premium varietal wines (i.e., wine which sells at retail prices of $7 to $14, $14 to $20 and over $20 per bottle, respectively). Willamette Valley Vineyards was originally established as a sole proprietorship by Oregon winegrower Jim Bernau in 1983. The Company's wines are made from grapes grown at its vineyard (the "Vineyard") and from grapes purchased from other nearby vineyards. The grapes are crushed, fermented and made into wine at the Company's winery (the "Winery") and the wines are sold principally under the Company's Willamette Valley Vineyards label. The Company's Vineyard and Winery are located on 75 acres of Company-owned land adjacent to Interstate 5, approximately two miles south of Salem, Oregon.

The Company owns 146 acres of vineyard land. Fifty acres of planted vineyards-42 acres producing and 8 acres in development, which includes a grafting of 8 acres to Pinot Noir in 1999 at the Turner site. In April 1997, the Company acquired 100 percent of the outstanding stock of Tualatin Vineyards, Inc. (TVI), adding 83 acres of producing vineyard, 60 more plantable acres and an additional 20,000 cases of winemaking capacity.
The purchase price paid by the Company to the Tualatin Valley shareholders in exchange for their shares was $1,824,000 plus Tualatin Vineyards' current assets minus their current and long-term liabilities as reflected in their balance sheet dated April 15, 1997. The Company paid 35 percent of the purchase price in the form of cash with the balance paid through the issuance of shares of the Company's common stock at an agreed price per share. The final purchase price was $1,988,601 paid to the Tualatin Vineyard, Inc. shareholders.

In December 1999, the Company sold one parcel of three parcels offered for sale at its Tualatin Estate Vineyard. The Company entered into an agreement with the new owners to lease back the land for farming the grapes for use in the Company's Estate bottling program. The final purchase price paid was $1,500,000 for the 80-acre parcel. The lease is for twenty years with three 5-year renewals at the Company's option. The Company continues to offer the two remaining properties and equipment on the same type of sale/ leaseback arrangement. One parcel contains 75 acres priced at $808,700 and the last parcel, which contains the Tualatin Estate winery plus 115 acres, is priced at $1,825,000.

The Company also leases O'Connor Vineyards on a ten-year contract adding an additional 54 producing acres. All of these highly regarded vineyards are within the Willamette Valley Appellation.


Products
Under its Willamette Valley Vineyards label, the Company currently produces and sells the following types of wine in 750 ml bottles: Pinot Noir, the brand's flagship and its largest selling varietal in 2000, from $15 to $60 per bottle; Chardonnay, from $14 to $25 per bottle; Pinot Gris, $14 per bottle; Riesling, Gewurztraminer and Oregon Blossom (blush blend), $9 per bottle. As a convenience to our restaurant customers, the Company produces some of its products in larger sized packages. This brand's mission is to become the premier producer of Pinot noir from the Pacific Northwest.

The Company currently produces and sells small quantities of Oregon's Nog (a seasonal holiday product), $10 per bottle, under a "Made in Oregon Cellars" label.

Under its Tualatin Estate Vineyards label, the Company currently produces and sells the following types of wine in 750 ml bottles: Pinot Noir, the brand's flagship, $28 per bottle; Chardonnay, $14 per bottle; Semi-Sparkling Muscat, $15 per bottle; Gewurztraminer, $9 per bottle; and Pinot Blanc,
$14 per bottle. This brand's mission is to be among the highest quality estate producers of Burgundy and Alsatian varietals in Oregon.

In November 1998, the Company released a new label under the Griffin Creek brand name, which the company owns. This represents a joint effort between the Company and Quail Run Vineyards to develop a new brand of wines from the Southern Oregon growing region. Currently, the Company has several varieties under this label: Merlot, the brand's flagship, $35 per bottle; Syrah, $35 per bottle; Cabernet Sauvignon, $40 per bottle; Pinot Gris,
$18 per bottle; Chardonnay, $30 per bottle; Viognier, $30 per bottle;
and Pinot Noir, $27 per bottle. This brand's mission is to be the highest quality producer of Bordeaux and Rhone varietals in Oregon.

Vineyard
The Property. The Company's estate vineyard at the Turner site currently has 50 acres planted and 42 acres producing which includes 17 acres of Pinot Noir and 8 acres of Riesling grape vines planted in 1985, which were grafted to Pinot Noir in 1999. The Company planted 8 acres of Pinot Gris vines in May 1992 and 6 acres of Chardonnay (Espiguette clone) vines in 1993. In 1996, the Company planted its remaining 11 acres in Chardonnay (Dijon clones) and Pinot Gris. Grapevines do not bear commercial quantities until the third growing season and do not become fully productive until the fifth to eighth growing season. Vineyards generally remain productive for 30 to 100 years, depending on weather conditions, disease and other factors.

The Vineyard uses an elaborate trellis design known as the Geneva Double Curtain. The Company has incurred the additional expense of constructing this trellis because it doubles the number of canes upon which grape clusters grow and spreads these canes for additional solar exposure and air circulation. Research and practical applications of this trellis design indicate that it will increase production and improve grape quality over traditional designs.

The purchase of Tualatin Vineyards, Inc. in April 1997 (including the subsequent sale-leaseback of a portion of the property in December 1999) added 83 acres of additional producing vineyards and some 60 acres of bare land for future plantings. In 1997, the Company planted 19 acres at the Tualatin site and planted another 41 acres in 1998, the majority being Pinot Noir, which is the Company's flagship varietal. All of the new planting will be available to harvest in the next two to four years.

Also in 1997, the Company entered into a 10-year lease with O'Connor Vineyards (54 acres) located near Salem to manage and obtain the supply of grapes from O'Connor Vineyards.

In 1999, the Company purchased 33 acres of vineyard land adjoining Tualatin Estate for future plantings and use the lot line adjustment to create three separate land parcels at Tualatin Estate.

The Company now controls 280 acres of vineyard land. At full production, these vineyards should enable the Company to grow approximately 50% of the grapes needed to meet the Winery's ultimate production capacity of 298,000 gallons (124,000 cases).

Grape Supply. In 2000, the Company's 42 acres of producing estate vineyard yielded approximately 109 tons of grapes for the Winery's twelfth crush. Tualatin Vineyards produced 173 tons of grapes in 2000. O'Connor Vineyards produced 129 tons of which about 7% were sold to other wineries because of previous commitments. In 2000, the Company purchased an additional 822 tons of grapes from other growers. The Winery's 2000 total wine production was 214,206 gallons (90,097 cases) from its 1999 crush, and 21,015 gallons (8,839 cases) from its 2000 crush. The Company expects to produce an additional 175,588 gallons in 2001 (73,854 cases) from its 2000 crush. The Vineyard cannot and will not provide the sole supply of grapes for the Winery's near-term production requirements. The Company has also entered into grape purchase contracts with certain directors or their respective affiliates of the Company. See "CERTAIN TRANSACTIONS."

The Company fulfills its remaining grape needs by purchasing grapes from other nearby vineyards at competitive prices. The Company believes high quality grapes will be available for purchase in sufficient quantity to meet the Company's requirements except in the Pinot Noir varietal, where there is increasing demand. The grapes grown on the Company's vineyards establish a foundation of quality upon which the purchase of additional grapes is built. In addition, wine produced from grapes grown in the Company's own vineyards may be labeled as "Estate Bottled" wines. These wines traditionally sell at a premium over non-estate bottled wines.

Viticultural Conditions. Oregon's Willamette Valley is recognized as a premier location for growing certain varieties of high quality wine grapes, particularly Pinot Noir, Chardonnay, Riesling and Pinot Gris. The Company believes that the Vineyard's growing conditions, including its soil, elevation, slope, rainfall, evening marine breezes and solar orientation are among the most ideal conditions in the United States for growing certain varieties of high-quality wine grapes. The Vineyard's grape growing conditions compare favorably to those found in some of the famous Viticultural regions of France. Western Oregon's latitude (42o-46o North) and relationship to the eastern edge of a major ocean is very similar to certain centuries-old wine grape growing regions of France. These conditions are unduplicated anywhere else in the world except the great wine grape regions of Northern Europe. The Company's property is located at the same latitude as the famous Haut Brion vineyards in Bordeaux, France.

The Vineyard's soil type is Jory/Nekia, a dark reddish-brown silky clay loam over basalt bedrock noted for being well drained, acidic, of adequate depth, retentive of appropriate levels of moisture and particularly suited to growing high quality wine grapes.

The Vineyard's elevation ranges from 533 feet to 700 feet above sea level with slopes from 2 percent to 30 percent (predominately 12-20 percent).
The Vineyard's slope is oriented to the south, southwest and west. Average annual precipitation at the Vineyard is 41.3 inches; average annual air temperature is 52 to 54 degrees Fahrenheit, and the length of each year's frost-free season averages from 190 to 210 days. These conditions compare favorably with conditions found throughout the Willamette Valley viticultural region and other domestic and foreign viticultural regions, which produce high quality wine grapes.

In the Willamette Valley, permanent vineyard irrigation is not required. The average annual rainfall provides sufficient moisture to avoid the need to irrigate the Vineyard. However, if the need should arise, the Company's property contains one water well which can sustain sufficient volume to meet the needs of the Winery and to provide auxiliary water to the Vineyard for new plantings and unusual drought conditions.

Winery
Wine Production Facility. The Company's Winery and production facilities, built at an initial cost of approximately $1,500,000, were originally capable of producing up to 75,000 cases of wine per year, depending on the type of wine produced. In 1996 the Company invested an additional $750,000 to increase its capacity from 75,000 cases to its present capacity of 104,000 cases (250,000 gallons). It added one large press, six stainless steel fermenters, and handling equipment to increase its capacity to the new level. It also expanded the size of its crush pad to meet the needs of the additional tons of grapes crushed. In 2000, the Winery produced 214,206 gallons (90,097 cases) of wine from its 1999 crush, and 21,015 gallons
(8,839 cases) from its 2000 crush. The Winery is 12,784 square feet in size and contains areas for the processing, fermenting, aging and bottling of wine, as well as an underground wine cellar, a tasting room, a retail sales room and administrative offices. A 12,500 square foot outside production area was added for the crushing, pressing and fermentation of wine grapes. In 1993, a 4,000 square foot insulated storage facility with a capacity of 30,000 cases of wine was constructed at a cost of approximately $70,000. This facility was converted to barrel storage in 1998 in order to accommodate an additional 750 barrels for aging wines. This change increases the Company's barrel aging capacity at the Turner site. The production area is equipped with a settling tank and sprinkler system for disposing of wastewater from the production process in compliance with environmental regulations. The settling tank and sprinkler system were installed at a total cost of approximately $20,000.

In 1997, the Company constructed a 20,000 square foot storage building to store all if its bottled product at an approximate cost of $750,000. Previously, the Company rented a storage facility with an annual rental cost to the Company of $96,000.

With the purchase of Tualatin Vineyards, Inc., the Company added 20,000 square feet of additional production capacity. Although the Tualatin facility was constructed over twenty years ago, it adds 20,000 cases of wine production capacity to the Company, which the Company felt at the time of purchase was needed. To date, production and sales volumes have not expanded enough to necessitate the utilization of the Tualatin facilities. The Company decided to move current production to its Turner site to meet short-term production requirements. The capacity at Tualatin is available to the Company to meet any future production expansion needs.

Construction of Hospitality Facility. In May 1995, the Company completed construction of a large tasting and hospitality facility of 19,470 square feet (the "Hospitality Center"). The first floor of the Hospitality Center includes retail sales space and a "great room" designed to accommodate approximately 400 persons for gatherings, meetings, weddings and large wine tastings. An observation tower and decking around the Hospitality
Center enables visitors to enjoy the view of the Willamette Valley and the Company's Vineyard. The Hospitality Center is joined with the present
Winery by an underground cellar tunnel. The facility includes a basement cellar of 10,150 square feet (including the 2,460 square foot underground cellar tunnel) to expand storage of the Company's wine in a proper environment. The cellar provides the Winery with ample space for storing up to 1,600 barrels of wine for aging.

Just outside the Hospitality Center, the Company has planned a landscaped park setting consisting of one acre of terraced lawn for outdoor events and five wooded acres for picnics and social gatherings. The area between the Winery and the Hospitality Center forms a 20,000 square foot quadrangle. As designed, a removable fabric top making it an all-weather outdoor facility to promote sale of the Company's wines through outdoor festivals and social events can cover the quadrangle.

The Company believes the addition of the Hospitality Center and the park and quadrangle has made the Winery an attractive recreational and social destination for tourists and local residents, thereby enhancing the Company's ability to sell its wines.

Mortgages on Properties. The Company's winery facilities are subject to two mortgages with a principal balance of $3,228,752 at December 31, 2000 and $3,584,123 at December 31, 1999. The mortgages are payable in annual aggregate installments including interest of approximately $350,000 through 2012.
After 2012, the Company's annual aggregate mortgage payment including interest will be approximately $75,000 until the year 2014. The mortgage on the Turner site had a principal balance of $2,510,484 on December 31, 2000. The mortgage on the Tualatin Valley property, issued in April 1997 to fund the acquisition of the property and development of its vineyard, had a principal balance of $718,268 on December 31, 2000, after the Company made an additional payment of approximately $471,000 in December 1999. The additional payment was made as a result of the Company selling a parcel of the Tualatin Valley property under a sale-leaseback agreement.

Wine Production. The Company operates on the principle that winemaking is a natural but highly technical process requiring the attention and dedication of the winemaking staff. The Company's Winery is equipped with the latest technical innovations and uses modern laboratory equipment and computers to monitor the progress of each wine through all stages of the winemaking process.

Beginning with the Company's first vintage in 1989, the Company's annual grape harvest and wine production are as follows:

Tons of
Grapes      Production                            Cases
Crush Year   Crushed        Year                 Produced

1989           203
1990           206           1990                  13,200
1991           340           1991                  13,400
1992           565           1992                  22,100
1993           633           1993                  38,237
1994           590           1994                  41,145
1995           885           1995                  40,411
1996          1290           1996                  53,693
1997          1426           1997                  91,793
1998          1109           1998                  77,064
1999          1383           1999                  81,068
2000          1223           2000                  98,936

The quantity of grapes crushed in 1997 does not include 228 tons of grapes that were purchased and resold on the open market because the Company had contracted for more grapes than were needed. The Company was unable to sell 270 tons of grapes before crush; this tonnage converts to 44,000 gallons of bulk wine that the Company sold in 1998.

Company Strategy
The Company, as one of the largest wineries in Oregon, believes its success is dependent upon its ability to: (1) grow and purchase high quality vinifera wine grapes; (2) vinify the grapes into premium, super premium and ultra premium wine; and (3) achieve significant brand recognition for its wines, first in Oregon and then nationally and internationally. The Company's goal is to continue as one of Oregon's largest wineries, and establish a reputation for producing some of Oregon's finest, most sought after wines.

Based upon several highly regarded surveys of the US wine industry, the Company believes that successful wineries exhibit the following four key attributes: (i) focus on production of high-quality premium, super premium and ultra premium varietal wines; (ii) achieve brand positioning that supports high bottle prices for its high quality wines; (iii) build brand recognition by emphasizing restaurant sales; and (iv) development of the strong marketing advantages (such as a highly visible winery location and successful self-distribution).

The Company has designed its strategy to address each of these attributes.

To successfully execute this strategy, the Company has assembled a team of accomplished winemaking professionals, and has constructed and equipped a 22,934 square foot state-of-the-art Winery and a 12,500 square foot outdoor production area for the crushing, pressing and fermentation of wine grapes.

The Company's marketing and selling strategy is to sell its premium, super premium and ultra premium cork finished wine through a combination of (i) direct sales at the Winery, (ii) self-distribution to local and regional restaurants and retail outlets, and (iii) sales through independent distributors and wine brokers who market the Company's wine in specific targeted areas where self-distribution is not economically feasible. Most of the Company's wines are sold under its Willamette Valley Vineyards label.

The Company believes the location of its Winery next to Interstate 5, Oregon's major north-south freeway, significantly increases direct sales to consumers and facilitates self-distribution of the Company's products. The Company believes this location provides high visibility for the Winery to passing motorists, thus enhancing recognition of the Company's products in retail outlets and restaurants. The Company's Hospitality Center has further increased the Company's direct sales and enhanced public recognition of its wines.
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Company's Common Stock is traded on the NASDAQ Small Cap Market under the symbol "WVVI." As of December 31, 2000, there were 3,173 stockholders of record of the Common Stock.

The table below sets forth for the quarters indicated the high and low bids for the Company's Common Stock as reported on the NASDAQ Small Cap Market. The Company's Common Stock began trading publicly on September 13, 1994.

Quarter Ended
3/31/00       6/30/00       9/30/00         12/31/00
High        $2.25          $2.00         $2.28           $2.06
Low         $1.50          $1.50         $1.50           $1.47

Quarter Ended
3/31/99       6/30/99       9/30/99         12/31/99
High        $2.13          $2.13         $2.25           $2.50
Low         $1.50          $1.57         $1.63           $2.00

The Company has not paid any dividends on the Common Stock, and it is not anticipated that the Company will pay any dividends in the foreseeable future.

                  MANAGEMENT'S DISCUSSION AND ANALYSIS

Forward Looking Statement
This Management's discussion and Analysis of Financial Condition and Results of Operation and other sections of this Form 10KSB contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates", and variations of such words and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, for example, statements regarding general market trends, predictions regarding growth and other future trends in the Oregon wine industry, expected availability of adequate grape supplies, expected positive impact of the Company's Hospitality Center on direct sales effort, expected positive impacts on future operating results from restructuring efforts, expected increases in future sales, expected improvements in gross margin. These forward-looking statements involve risks and uncertainties that are based on current expectations, estimates and projections about the Company's business, and beliefs and assumptions made by management. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including, but not limited to: availability of financing for growth, availability of adequate supply of high quality grapes, successful performance of internal operations, impact of competition, changes in wine broker or distributor relations or performance, impact of possible adverse weather conditions, impact of reduction in grape quality or supply due to disease, impact of governmental regulatory decisions, and other risks detailed below as well as those discussed elsewhere in this Form 10KSB and from time to time in the Company's Securities and Exchange Commission filing and reports. In addition, such statements could be ffected by general industry and market conditions and growth rates, and general domestic economic conditions.


                                 OVERVIEW

                           RESULTS OF OPERATIONS
The Management is continuing the transition to higher quality, higher margin wines. A careful selection and recruitment of top Oregon winegrowers has lead to quality improvements in purchased grapes and in the offering of Single Vineyard Designated bottlings. The recent plantings of new Pinot Noir clones at Tualatin Estate, Willamette Valley Vineyards, and O'Connor Vineyards are nearing maturity. Improvements in production staffing and barrels, and discontinuing high volume, lower priced product lines have sharpened winemaking focus on the Company's flagship wines. A higher level of professionalism in the sales staff has improved the Company's ability to present and sell high quality, high margin wines.

In fiscal year 2000, the Retail, Self-Distribution, and FOB Departments showed increases in net contribution, after direct departmental expenses, of 25%, 13%, and 44%, respectively, from the previous year. These increases resulted from careful management of selling activities. Profits were depressed by higher general and administrative expenses, particularly accounting expenses, professional fees, and bulk wines sales, resulting in significant losses on those sales. Although sales are increasing, they have not reached the level to warrant a restart of the Tualatin Winery facility or equipment.

Wine Quality
The Company's wine ratings are among the highest given to Oregon produced wines. In the January 2000 issue, "The Wine Enthusiast" magazine rated the Willamette Valley Vineyard Signature Cuvee Pinot Noir among the top 100 wines in the world with a score of "93".

The annual review of Oregon Pinot Noirs by Clive Coates, Master of Wine and Publisher of the "The Vine" rated the Willamette Valley Vineyards Hoodview Single Vineyard Designate as the leading Pinot Noir of the 1998 Oregon vintage. Both the "Wine Spectator" and "Wine Enthusiast" gave this wine a score of "90".

Sales
Finished wine revenues increased 12% in 2000 from the previous year. Unit sales increased 22% from the previous year. Case depletions from the Winery increased from 71,886 in 1999 to 88,045 in 2000. The significant increase in case depletions is due to Management's efforts to reduce low demand white wine inventories resulting from long-term grape contracts. The Company's distributors experienced a collective increase of 18% in depletions of Company products to their retail customers in 2000. Sales expenses decreased due to continued efforts to improve efficiencies. Management expects to continue to reduce costs incurred in the year 2001 with the prospect of achieving higher average margins on sales over time. Long-term grape contracts caused the Company to pay high prices for lower demand white wines. These contracts expired at the end of 2000. As these wines were sold in bulk or as finished case goods, they reduced average margins.

Wine Inventory
The Company has built a substantial inventory of '98, '99 and '00 vintage super premium, and ultra premium wines like Vintage Pinot Noir, Single Vineyard Designated Pinot Noirs, and Griffin Creek Bordeaux and Rhone varietals. Total finished wine inventory increased to 93,821 cases by year-end 2000 from 79,371 the previous year. There are many factors that will affect the Company's successful marketing of these wines, including whether the wines maintain their quality through the time they are sold and consumed, whether consumers will continue to enjoy these varieties and to be willing to pay higher prices for these wines, whether increased supply of these types of wines from the Company and other sources will put downward pressure on prices, as well as other factors, many of which Management cannot control.
In addition, factors that affect the Company's ability to operate profitably and implement the sales and marketing strategy may affect the successful marketing of these wines. Management believes if these factors are successfully addressed, the Company can profitably market these wines.

Seasonal and Quarterly Results
The Company has historically experienced and expects to continue experiencing seasonal fluctuations in its revenues and net income. In the past, the Company has reported a net loss during its first quarter and expects this trend to continue in future first quarters, including the first quarter of 2001. Sales volumes increase progressively beginning in the second quarter through the fourth quarter because of consumer buying habits.

The following table sets forth certain information regarding the Company's revenues from Winery operations for each of the last eight fiscal quarters:

              		Fiscal 2000 Quarter Ended  Fiscal 1999 Quarter Ended
                     		(in thousands)          (in thousands)
               	 	       3/31  6/30  9/30 12/31  3/31  6/30  9/30 12/31
Tasting room and retail sales  $146  $255  $253  $284  $150  $227  $294  $302
On-site and off-site festivals  133    77    91   149   114    86   135   168
In-state sales   		418   715   755 1,011   416   497   627   872
Bulk/Grape sales   		  6     0   113   144    17    13     7    32
Out-of-state sales              572   636   483   714   458   451   631   629
Total winery revenues         1,275 1,683 1,695 2,302 1,155 1,274 1,694 2,003

Period to Period Comparisons

Revenue. The following table sets forth, for the periods indicated, select revenue data from Company operations:

Year Ended December 31
(in thousands)
                                   2000	   1999    1998
Tasting room and retail sales      $938    $973    $937
On-site and off-site festivals      450     503     565
In-state sales                    2,899   2,412   2,278
Bulk /Grape Sales                   263      69     454
Out-of-state sales                2,405   2,169   2,124
Revenues from winery operations  $6,955  $6,126  $6,358
Less Excise Taxes                   238     212     226
Net Revenue                      $6,717  $5,914  $6,132


2000 Compared to 1999
Tasting room sales for the year ended December 31, 2000 decreased 3.6% to $938,303 from $973,028 for the same period in 1999. By offering higher quality wines in the tasting room and discontinuing events with low net returns, the net contribution, after direct departmental expenses, from the Retail Department increased by $70,024 in 2000. The Company experienced a decrease in revenue during 2000 in Hospitality rental income of $160,826 (included in the tasting room and retail sales category) over $227,452 in the same period in 1999.

On-site and off-site festival sales and telephone sales for the year ended December 31, 2000 decreased 11% to $449,558 from $502,960 for the same period in 1999. The Company eliminated several on and off-site festivals by analyzing each event to determine if the event was going to return a certain profit percentage. The Company eliminated all on-site and off-site events that were not profitable. Despite greater competition from new event establishments, and a reduction in retail revenues, the net contribution from the Retail Department improved by 25%.


Wholesale sales in the state of Oregon for the year ended December 31, 2000, through the Company's independent sales force, increased 20% to $2,898,870 from $2,412,266 for the same period in 1999. Oregon's retail wine environment is dominated by large chain retailers. For example, one large retailer, remains the largest in-state customer of the Company. The sales to this retailer were $979,755 in 2000, up from $639,000 in 1999. The net contribution, after direct expenses, from the In-state Self Distribution Department increased by $71,360, an increase of 13%.

Out-of-state sales for the year ended December 31, 2000, increased 11% to $2,404,863 from $2,168,897 for the same period in 1999. The Pinot Noir variety led sales in 2000. Higher sales and lower related expenses produced an increase in the net contribution of $232,172 from the FOB Department, an increase of 44% from the prior year.

The Company contracted in early 1997 on a long-term basis for more grapes than needed to meet the revised sales forecasts in the following few years. The Company sold some of its own grapes and some of its contracted grapes for $465,030 in 1997, $454,281 in 1998 and $22,000 in 1999. It sold $18,526 of grapes under contract in 2000. These long-term grape contracts expired at the end of 2000. What the Company couldn't sell as grapes was produced as bulk wine. The losses the Company suffered from bulk wine sales totaled $104,888 in 2000. The only remaining winegrape production that exceeds sales plans is Chardonnay from the leased O'Connor Vineyard and the purchased Tualatin Vineyard. The significance of this imbalance between fruit and sales forecasts is now reduced to approximately 3,000 cases of Chardonnay, annually.

The total excise taxes collected in 2000 were $238,072 as compared to $211,824 in 1999. Sales data in the discussion above is quoted before the exclusion of excise taxes.

As a percentage of net revenue (i.e., gross sales less related excise taxes), gross margin for all winery operations was 47% for fiscal year 2000 as compared to 54% for 1999. The sales of bulk wine at a loss and grapes at harvest at a slim margin reduced the gross margin in 2000. After adjusting for these sales, the gross margin would be 55% in 2000 compared to 54% in 1999. Even though the sales price increased in 2000 for many varieties, the average sales price decreased due to the sale of low demand inventory to institutional buyers at significant reductions from frontline pricing. The Company has seen significant increases in the cost of grapes, packaging and labor cost in the past several years.

Selling, general, and administrative expenses for the year ended December 31, 2000, decreased to $2,775,782 compared to $2,901,594 for the same period in 1999. As a percentage of revenue from winery operations, the selling, general, and administrative expenses were 41% in 2000 as compared to 49%
in 1999. The selling, general, and administrative expenses decreased 4.3% in 2000 against expenses recorded in 1999. The largest part of the decrease in expenses in 2000 over 1999 was improved management of sales expenses. The retirement of our Controller of 8 years lead to temporary increases in accounting costs of $90,000 as the new Controller transitioned and instituted new accounting systems.

Other income for the year ended December 31, 2000 was $169,305 as compared to $85,963 for the year ended December 31, 1999. This increase was due in part to the settlement of litigation regarding cork failures, and to rebates received from Farm Credit Services. Interest income decreased to $3,894 in fiscal year 2000 from $7,807 in fiscal year 1999. Interest expense increased to $547,216 in fiscal year 2000 from $483,723 in fiscal year 1999.

The provision (benefit) for income taxes and the Company's effective tax rate were $19,595 and 57% of pre-tax income in fiscal year 2000 with $(22,880) or
(20)% of pre-tax loss recorded for fiscal year 1999.

As a result of the above factors, net income/(loss) increased to $15,062 in fiscal 2000 from $(92,232) for fiscal year of 1999. Earnings/(loss) per share were $.00, $(.02), and $(.02), in fiscal years 2000, 1999, and 1998, respectively.

1999 Compared to 1998
Tasting room sales for the year ended December 31, 1999 increased 4% to $973,028 from $936,585 for the same period in 1998. In 1996 and early 1997 the previous management allowed the Wholesale Division to sell wine that in previous years has been exclusively sold in the tasting room. In 1998, the Company returned to the practice of selling certain exclusive wines in the tasting room at higher profit margins. The tasting room had additional higher value products added in 1998. Specifically, a Founders' Pinot Noir, a Merlot from Griffin Creek and a Founder Reserve Cabernet were available to the customers at higher average prices. In 1999, the tasting room added a Syrah and Viognier from Griffin Creek along with a Signature Cuvee Pinot Noir from the Winemaker and several Vineyard Designate Pinot Noirs, all retail at over $35 per bottle. The Company has made an effort to build its brand by the offering these higher quality wines in the tasting room. The Company experienced an increase in revenue during 1999 in Hospitality rental income of $227,452(included in the tasting room and retail sales category) over $209,856 in the same period in 1998.

On-site and off-site festival sales and telephone sales for the year ended December 31, 1999 decreased 11% to $502,960 from $564,828 for the same period in 1998. The Company had a decrease in its sales by phone solicitation from $252,000 in 1998 to $183,000 in 1999. The Company eliminated several on and off-site festivals by analyzing each event to determine if the event was going to return a certain profit percentage. The Company eliminated all on-site and off-site events that were not profitable.

Wholesale sales in the state of Oregon for the year ended December 31, 1999, through the Company's independent sales force, increased 6% to $2,412,266 from $2,277,676 for the same period in 1998. This increase is not as significant as in previous years due to the 1998 price increases, but the Company still maintains a strong presence in its own home state. As the Oregon wine retail market is dominated by large chain retailers, one large retailer, remains the largest in-state customer of the Company. The sales to this retailer were $639,000 in 1999, up from $463,000 in 1998. Beginning July 1, 1998, the Company increased the price of its wine by an average of 8% in state. The Company's average sales price increased due to its successful introduction of its higher-priced, higher-margin Griffin Creek product line. However, this was offset by a decrease in the number of cases sold in Oregon. For the year 1999, the total number of cases sold was 30,440 as compared to 32,412 in 1998. The decrease was related to the elimination of the Company's lower-priced, lower-margin "Oregon Trail and Lot 27/28" Pinot Noir and Chardonnay from its product line. Both of these products were replaced by the Company's Vintage series in the grocery stores and restaurants throughout Oregon.

The Company contracted in early 1997 for more grapes than needed to meet the revised sales forecasts in the next few years. The Company sold some of its own grapes and some of its contracted grapes for $465,030 in 1997 and $454,281 in 1998. It sold approximately $22,000 of grapes under contract in 1999.

Out-of-state sales for the year ended December 31, 1999, increased 2% to $2,168,897 from $2,124,826 for the same period in 1998. The Pinot Noir variety led sales in 1999. The total cases sold decreased from 26,921 cases in 1998 to 22,637 cases in 1999. The Vintage and Whole Cluster Pinot Noir products decreased in case sales 14% in 1999 over 1998 yet the revenue only decreased 3% between the two years. Pinot Noir, which now constitutes about one-third of the Company's production, is among the fastest growing wine varietals. Positive press, regarding the healthful use of wine, continues to stimulate demand. The Company expects demand for its wines to continue to increase. However, the Company notes that new formidable entries into the Oregon wine industry from out of state will increase competition and put additional pressure on Pinot Noir grape supplies.

In 1999, vintage Chardonnay sales to distributors decreased from 2,813 cases in 1998 to 2,112 cases in 1999. A large part of the decrease was due to favorable pricing offered to distributors to reduce the Company's excess inventory in 1998.

The total excise taxes collected in 1999 were $211,824 as compared to $225,842 in 1998. Before 1996, excise taxes were included in the "selling, general, and administrative expenses". Sales data in the discussion above is quoted before the exclusion of excise taxes.

As a percentage of net revenue (i.e., gross sales less related excise taxes), gross margin for all winery operations was 54% for fiscal year 1999 as compared to 50% for 1998. The sales of bulk juice and grapes at harvest at a slim margin reduced the gross margin in 1998. After adjusting for these sales, the gross margin would be 54% in 1999 as compared to 54% in 1998. Even though the average sales price increased in 1999 as compared to 1998, the gross margin remained the same for both periods. The Company has seen significant rises in the cost of grapes, packaging and labor cost in the past several years.

Selling, general, and administrative expenses for the year ended December 31, 1999, increased to $2,901,594 compared to $2,694,488 for the same period in 1998. As a percentage of revenue from winery operations, the selling, general, and administrative expenses were 49% in 1999 as compared to 44% in 1998. The selling, general, and administrative expenses increased 6% in 1999 against expenses recorded in 1998.

The largest part of the increase in expenses in 1999 over 1998 was the addition of several key managers in 1999. West Coast and East Coast Sales Managers were hired to bring about a change in the Company's sales management team. Beginning in 1999, the Company changed its sales force from shareholder-commissioned sales agents, who relied solely on selling lower margin product, to a professional sales manager force dividing up the country. As the Company has moved its image to the higher-priced, higher-margin products like Griffin
Creek label plus its own vineyard designate series, the Company felt it also needed to change its sales force. Along with these additions, the Company hired a retail manager to boost sales in the retail department.

The Company also incurred some additional expenses in 1999 that did not occur in 1998. Bad debt allowance increased by $24,000 as the Accounts Receivable balance has increased over the past few years. With the sale of one parcel of Tualatin Estate, the Company wrote-off $22,584 which had been capitalized when the Company purchased Tualatin Vineyards, Inc. in 1997. The Company also incurred $16,800 in legal and other expenses evaluating a proposal of merger with a Napa Valley winery. Other income for the year ended December 31, 1999 was $85,963 as compared to $10,013 for the year ended December 31, 1998. This increase was from the sale of timber on its Tualatin Estate land in 1999. Interest income decreased to $7,807 in fiscal year 1999 from $22,967 in fiscal year 1998. Interest expense decreased to $483,723 in fiscal year 1999 from $493,901 in fiscal year 1998.

The provision for income taxes and the Company's effective tax rate were $(22,880) and (20)% in fiscal year 1999 with $(27,581) or (28)% of pre-tax income recorded for fiscal year 1998.

As a result of the above factors, net income/(loss) decreased to $(92,232) in fiscal 1999 from $(71,980) for the fiscal year of 1998. Earnings per share were $(.02), $(.02), and $.02, in fiscal years 1999, 1998, and 1997, respectively.

Liquidity and Capital Resources
Willamette Valley Vineyards was originally established as a sole proprietorship by Oregon winegrower Jim Bernau in 1983. The Company was organized on May 2, 1988, and sold its first wine in late April 1990. Prior to April 1990, the Company's working capital and Vineyard development and Winery construction costs were principally funded by cash contributed by James Bernau and Donald Voorhies, the Company's co-founders, and by $1,301,354 in net proceeds received from the Company's first public stock offering, which began in September 1988 and was completed in June 1989 with the sale of 882,352 shares at a price of $1.70 per share.

Since April 1990, the Company has operated on revenues from the sale of its wine and related products and the net proceeds from three additional stock offerings. The Company's second public stock offering began in July 1990 and was completed in July 1991 with the sale of 731,234 shares at prices of $2.65 and $2.72 per share exclusively to Oregon residents, resulting in net proceeds to the Company of $1,647,233.

In 1992, the Company conducted two stock offerings. The Company commenced an offering on July 18, 1992 that was completed on September 30, 1992, with the sale of 428,216 shares of Common Stock at a price of $3.42 per share and net proceeds to the Company of $1,290,364. On October 2, 1992, as a result of the over-subscription of the first offering in 1992, the Company commenced another offering of Common stock which was completed on October 31, 1992 with the sale of 258,309 shares at a price of $3.42 per share, resulting in net proceeds to the Company of $775,726.

Cash and cash equivalents increased to $252,876 at December 31, 2000 from $219,041 at December 31, 1999.

Inventories increased 13% as of December 31, 2000, to $6,921,014 from the December 31, 1999 level of $6,142,697. As the Company ramps up to improve the quality of its wine, the Company has seen a significant increase in its higher cost wines as shown below:
                               	             In Cases units
Willamette Valley Vineyards             12/31/99   	12/31/00
Vineyard Designate Pinot Noir          	  5,929       	  8,178
Signature Pinot Noir                 	  1,995       	  2,731

Griffin Creek Label
Merlot                    		    335       	  1,852
Syrah                                       201             542
Pinot Gris                                  708       	  1,991

Tualatin  Estate Label        		  8,700       	  9,155

Total                  			 17,868      	 24,449

Property, plant, and equipment, net, decreased 6% as of December 31, 2000, to $5,989,169 from $6,402,023 as of December 31, 1999.

Long-term debt decreased to $3,627,602 as of December 31, 2000, from $3,796,509 as of December 31, 1999.

The Company has a line of credit from Farm Credit Services with a limit of $2,750,000. As of December 31, 2000 the outstanding balance of the line was $2,616,549 as compared to $1,685,584 in 1999. These funds were used to meet operational expenditures primarily to fund the increase in the inventory. The Company received a new line of credit of $2,750,000 in May of 2000 up $250,000 from the old line of credit. Farm Credit Services established credit line targets based upon the Company's sale/lease back plan for a Tualatin Estate parcel and would increase the interest rate on the credit line if those targets were not met in September and December of 2000. The Company did not meet its September target or its December target and Farm Credit Services increased their lending rate .5% above their base rate for 2000. The Company was not in compliance with 3 of 5 debt covenants, but obtained a waiver letter from Farm Credit Services at December 31, 2000.

The line of credit expired on May 1, 2001. Northwest Farm Credit Services extended the line of credit on May1, 2001, to August 1, 2001. In light of the Company's current projected earnings and cash flow, cash generated from operations will not be sufficient to pay back the entire bank debt of $2,700,000, on a current basis. Management plans to continue to market some pieces of real estate, the sale of which would generate significant cash to repay the debt. Additionally, management plans to obtain financing from another financial institution. If the Company is unable to sell real estate and/or refinance the debt with another financial institution, the Company may be unable to continue its normal operations, except to the extent permitted by Northwest Farm Credit Services.





                             FINANCIAL HIGHLIGHTS
               (in thousands, except for per share amounts)
                            Year ended December 31,
          2000   1999   1998   1997   1996   1995   1994   1993   1992
Revenue from
winery operations
        $6,717 $5,914 $6,132 $5,714 $4,235 $3,638 $2,869 $2,264 $1,818
Net Income
(loss)
            15    (92)   (72)    68    170      6    170    116     19
Net Income
(loss)
per share
          0.00  (0.02) (0.02)  0.02   0.05   0.00   0.04   0.03   0.01
Weighted average
number of common
shares outstanding
         4,254  4,253  4,233  4,106  3,785  3,785  3,785  3,784  3,350
As of
December 31,
          2000   1999   1998   1997   1996   1995   1994   1993   1992
Selected balance
sheet data:
Working capital
        $3,159 $3,115 $2,515 $2,471 $2,696 $1,981 $1,661 $2,333 $2,472
Total assets
        15,798 15,026 14,391 13,946 10,264  8,340  6,881  6,677  6,076
Long-term debt
         3,628  3,797  4,293  4,044  3,170  2,008    889    910    440
Shareholders' equity
         6,995  6,978  7,035  7,105  5,628  5,458  5,451  5,278  5,180



Willamette Valley
Vineyards, Inc.
Report and Financial Statements
For the Years Ended December 31, 2000, 1999 and 1998

Willamette Valley Vineyards, Inc.
Index to Financial Statements


Report of Independent Accountants       F-1

Balance Sheets                          F-2

Statements of Operations                F-3

Statements of Shareholders' Equity      F-4

Statements of Cash Flows                F-5

Notes to Financial Statements           F-6



Report of Independent Accountants


To the Board of Directors and Shareholders of Willamette Valley Vineyards, Inc.


In our opinion, the accompanying balance sheets and the related statements of operations, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Willamette Valley Vineyards, Inc. at December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material mis-statement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying 2000 financial statements have been prepared assuming that the Company will continue as a going concern. As more fully discussed in Note 13 to the financial statements, the Company has not renewed its operating line of credit with the bank, which expires May 1, 2001. Management's plans in regard to these matters are also described in Note 13. These matters raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


PricewaterhouseCoopers LLP

Portland, Oregon
March 8, 2001


Willamette Valley Vineyards, Inc.
Balance Sheet
December 31, 2000 and 1999

          ASSETS                        2000           1999
Current Assets:
 Cash and cash equivalents          $  252,876     $  219,041
 Accounts receivable, net (Note 2)     564,020        429,495
 Inventories (Note 3)                6,921,014      6,142,697
 Prepaid expenses and
   Other current assets                 45,954         79,102
 Deferred income taxes (Note 10)       118,951         89,598
                                     ---------      ---------
    Total current assets             7,902,815      6,959,933

Vineyard development costs, net
                        (Note 1)     1,608,365      1,396,317
Property and equipment, net
                  (Note 1 and 4)     5,989,169      6,402,023
Investments (Note 5)                     4,974          4,974
Note receivable (Note 11)               56,869         52,975
Debt issuance costs                     50,061         56,953
Other assets                           185,619        141,655
                                    ----------      ---------
                                   $15,797,872    $15,014,830
                                   ===========    ===========
         LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Line of credit (Note 6)           $ 2,616,549    $ 1,685,584
 Current portion of long-term debt and
   capital lease obligations (Note 7)  220,921        213,502
 Accounts payable                      847,883        960,479
 Accrued commissions and payroll costs 143,662        126,375
 Income taxes payable                        -         42,429
 Grape payables                        914,366        827,843
                                       -------        -------
    Total current liabilities        4,743,381      3,856,212
Long-term debt and capital lease
   Obligations (Note 7)              3,406,681      3,583,007
Deferred rent liability                 31,634              -
Deferred gain (Note 12)                474,695        508,054
Deferred income taxes (Note 10)        146,819         89,598
                                     ---------       --------
                                     8,803,210      8,036,871
                                     =========      =========
Commitments and contingencies (Notes 12 and 13)

Shareholders' equity (Notes 8 and 9):
 Common stock, no par value -
  10,000,000 Shares authorized,
  4,254,481 and 4,253,431 shares
  issued and outstanding at
  December 31, 2000 and 1999         6,817,613     6,815,972
 Retained earnings                     177,049       161,987
                                     ---------     ---------
    Total shareholders' equity       6,994,662     6,977,959
                                     ---------     ---------
                                   $15,797,872   $15,014,830
                                   ===========   ===========


Willamette Valley Vineyards, Inc.
Statement of Operations
For the Years Ended December 31, 2000, 1999 and 1998


                            2000         1999         1998
Net revenues             $6,716,857   $5,914,208   $6,132,355

Cost of goods sold        3,532,401    2,737,773    3,076,507
                          ---------    ---------    ---------
    Gross margin          3,184,456    3,176,435    3,055,848

Selling, general and
 Administrative expenses  2,775,782    2,901,594    2,694,488
                          ---------    ---------    ---------
Income from operations      408,674      274,841      361,360
                          ---------    ---------    ---------
Other income (expenses):
 Interest income              3,894        7,807       22,967
 Interest expense          (547,216)    (483,723)    (493,901)
 Other income               169,305       85,963       10,013
                           --------      --------    --------
                           (374,017)    (389,953)    (460,921)
                           --------      --------    ---------
  Income (loss) before
   income taxes              34,657     (115,112)     (99,561)
Income tax (benefit)
 Provision (Note 10)         19,595      (22,880)     (27,581)
                           ---------     -------      -------
Net income (loss)         $  15,062    $ (92,232)   $ (71,980)
Basic net income (loss)   ==========    ========     ========
 Per common share          $      -     $   (.02)    $   (.02)
                          ==========    ========     ========
Diluted net income (loss)
 Per common share          $      -     $   (.02)    $   (.02)
                          ==========    ========     ========


The accompanying notes are an integral part of these financial statements.




Willamette Valley Vineyards, Inc.
Statement of Shareholders' Equity
For the Years Ended December 31, 2000, 1999 and 1998

                        Common stock      Retained
                     Shares     Dollars   earnings      Total
Balances at
December 31, 1997  4,231,431   6,779,067   326,199   7,105,266

Stock issuance for
 compensation          1,250       2,189         -       2,189

Net loss                   -           -   (71,980)    (71,980)
                   ---------   ---------   --------   --------
Balances at
December 31, 1998  4,232,681   6,781,256   254,219   7,035,475

Stock issuance for
 Compensation         20,750     34,716          -      34,716

Net loss                  -           -    (92,232)    (92,232)
                    --------   --------    --------     ------
Balances at
December 31, 1999  4,253,431 $6,815,972   $161,987  $6,977,959

Stock issuance for
 Compensation          1,050      1,641          -       1,641

Net loss                  -           -     15,062      15,062
                    --------   --------   --------     -------
Balances at
December 31, 2000  4,254,481 $6,817,613   $177,049  $6,994,662
                   ========= ==========   ========  ==========



Willamette Valley Vineyards, Inc.
Statement of Cash Flows
Years Ended December 31, 2000, 1999 and 1998

                                2000        1999         1998
Cash flow from operating
Activities:
 Net income (loss)          $  15,062   $ (92,232)  $ (71,980)
  Reconciliation of net
  income (loss) to net cash
  (used for) provided by
  operating activities:
 Depreciation and
   amortization               719,046     729,770     657,536
 Deferred income taxes         27,868     (65,880)    (27,581)
 Bad debt expense                   -      27,730      83,148
 Stock issued for compensation  1,641      13,622           -
Changes in assets and
Liabilities:
 Accounts receivable         (134,525)    (85,688)    365,841
 Inventories                 (778,317) (1,519,795)   (428,593)
 Prepaid expenses and other
 current assets                33,148       7,884      (8,693)
 Notes receivable              (3,894)     (6,038)    101,511
 Other assets                 (43,964)          -     (67,813)
 Accounts payable            (112,596)    645,294     (48,234)
 Accrued commissions and
 payroll costs                 17,287     (86,835)    (12,087)
 Income taxes receivable            -      24,436           -
 Income taxes payable         (42,429)     42,429           -
 Grape payables                86,523     246,549      80,056
 Deferred rent liability       31,634           -           -
 Deferred gain                (33,359)
                             --------     -------     -------
Net cash (used for)
 Operating activities        (216,875)   (118,754)    623,111
                             =========    =======     =======
Cash flows from investing
activities:
 Additions to property and
 equipment                   (214,855)   (484,249)   (458,805)
 Vineyard development
 expenditures                (267,233)   (283,483)   (445,507)
 Cash received upon sale of
   investments                      -           -     100,066
 Proceeds from sale of
   property and equipment           -   1,490,706           -
                            ----------  ---------    --------
  Net cash provided by (used for)
   Investing activities      (482,088)    722,974   (804,246)
                            ----------   --------   ---------
Cash flows from
financing activities:
 Debt issuance costs                -     (71,058)    (6,707)
 Net increase in line of
    credit balance            930,965      32,917    135,370
 Issuance of long-term debt     3,034     157,731    312,760
 Repayments of long-term debt(201,201)   (654,170)  (124,428)
                             ---------   ---------  ---------
  Net cash provided by (used for)
    financing activities      732,798    (534,580)   316,995
                             --------    ---------   -------
  Net increase in cash and cash
    equivalents                33,835      69,640    135,860

Cash and cash equivalents:
  Beginning of year           219,041     149,401     13,541
                              -------     -------    -------
 End of year                 $252,876    $219,041   $149,401
                             ========    ========   ========



1.  Summary of Operations, Basis of Presentation and
Significant Accounting Policies

Organization and operations
Willamette Valley Vineyards, Inc. (the Company) owns and operates vineyards and a winery located in the state of Oregon, and produces and distributes premium and super premium wines, primarily Pinot Noir, Chardonnay, and Riesling. The majority of the Company's wine is sold to grocery stores and restaurants in the state of Oregon through the Company's sales force. During fiscal years 2000 and 1999, revenues derived from one customer of $979,755 and $639,466, respectively, represented 15% and 11% of the Company's revenues. The Company did not derive more than 10% of revenues from any one customer in 1998. Out-of-state and foreign sales represented approximately 36%, 37%, and 35% of revenues for 2000, 1999 and 1998. The Company also sells its wine from the tasting room at its winery.

Basis of presentation
The accompanying financial statements have been prepared in accordance with generally accepted accounting principles which require management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents
Cash and cash equivalents include short-term investments with an original maturity of less than 90 days.

Revenue recognition
The Company recognizes revenue upon the delivery of its products to its customers. Sales are recorded as trade accounts receivable and no collateral is required.

Inventories
After a portion of the vineyard becomes commercially productive, the annual crop and production costs relating to such portion are recognized as work-in-process inventories. Such costs are accumulated with related direct and indirect harvest, wine processing and production costs, and are transferred to finished goods inventories when the wine is produced, bottled, and ready for sale. The cost of finished goods is recognized as cost of sales when the wine product is sold. Inventories are stated at the lower of first-in, first-out (FIFO) cost or market by variety. In accordance with general practices in the wine industry, wine inventories are included in current assets in the accompanying balance sheet, although a portion of such inventories may be aged for more than one year.

Vineyard development costs
Vineyard development costs consist primarily of the costs of the vines and expenditures related to labor and materials to prepare the land and construct vine trellises. The costs are capitalized until the vineyard becomes commercially productive, at which time annual amortization is recognized using the straight-line method over the estimated economic useful life of the vineyard, which is estimated to be 30 years. Accumulated amortization of vineyard development costs aggregated $262,148 and $206,903 at December 31, 2000 and 1999, respectively.

Property and equipment
Property and equipment are stated at cost or the historical cost basis of the contributing shareholders, as applicable, and are depreciated on the straight-line basis over their estimated useful lives as follows:

     Land improvements     15 years
     Winery building       30 years
     Equipment            5-7 years

Expenditures for repairs and maintenance are charged to operating expense as incurred. Expenditures for additions and betterments are capitalized. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is included in operations.

Debt issuance costs
Debt issuance costs are amortized on a straight-line basis, which approximates the effective interest method, over the life of the debt.

Income taxes
The Company accounts for income taxes using the asset and liability approach whereby deferred income taxes are calculated for the expected future tax consequences of temporary differences between the book basis and tax basis of the Company's assets and liabilities.

Other income
Other income in the year ended December 31, 2000 includes approximately $65,000 related to the settlement of legal proceedings in favor of the Company.

Basic and diluted net income per share
Basic earnings per share are computed based on the weighted average number of common shares outstanding each year. Diluted earnings per share is computed using the weighted average number of shares of common stock and dilutive common equivalent shares outstanding during the year. Common equivalent shares from stock options and other common stock equivalents are excluded from the computation when their effect is antidilutive. Options to purchase 510,670 shares of common stock were outstanding at December 31, 2000, but were not included in the computation of diluted earnings per share because the exercise prices were greater than the average market price of the common shares at December 31, 2000. Options to purchase 474,000 and 402,000 shares of common stock were outstanding at December 31, 1999 and 1998, respectively, but were not included in the computation of diluted earnings per share because the effect would have been antidilutive due to the Company's losses in those years. In addition, the warrant outstanding since 1992 (Note 8) was not included in the computation of diluted earnings per share in 2000, 1999, or 1998 because the exercise price of $3.42 was greater than the average market price of the common shares during all three years.

                      2000
                    Weighted
                     average    Earnings
                     shares       per
          Income   outstanding   share


Basic    $ 15,062   4,254,481        -
Options         -           -
Warrants        -           -
         --------   ---------   ------
Diluted  $ 15,062   4,254,481   $    -
         ========   =========   ======

                      1999
                    Weighted
                     average    Earnings
                     shares       per
          Income   outstanding   share


Basic    $(92,232)   4,253,431   (.02)
Options         -          -
Warrants        -          -
         ---------   ---------  ------
Diluted  $(92,232)   4,253,431  $(.02)
         =========   =========  ======

                      1998
                    Weighted
                     average    Earnings
                     shares       per
          Income   outstanding   share


Basic    $(71,980)   4,232,578   (.02)
Options         -          -
Warrants        -          -
         ---------   ---------  ------
Diluted  $(71,980)   4,232,578  $(.02)
         =========   =========  ======

Statement of cash flows
Supplemental disclosure of cash flow information:

                              2000      1999      1998
Interest paid               $547,000  $492,000  $556,000
Income tax refund received     8,344         -         -
Supplemental schedule of
 noncash investing and
 financing activities:
  Capital lease               29,260         -    59,673
  Issuance of common stock
   awards (Note 8)             1,641    21,094     2,188


Fair market value of financial instruments
The fair market values of the Company's recorded financial instruments approximate their respective recorded balances, as the recorded assets and liabilities are stated at amounts expected to be realized or paid, or carry interest rates commensurate with current rates for instruments with a similar duration and degree of risk.

Deferred rent liability
The Company leases land under a sale-leaseback agreement
(Note 12).  The long-term operating lease has minimum lease
payments that escalate every year.  	For accounting purposes,
rent expense is recognized on the straight-line basis by dividing the total minimum rents due during the lease by the number of months in the lease. In the early years of a lease with escalation clauses, this treatment results in rental expense recognition in excess of rents paid, and the creation of a long-term deferred rent liability. As the lease matures, the deferred rent liability will decrease and the rental expense recognized will be less than the rents actually paid. For the period ended December 31, 2000, rent cost recognized in excess of amounts paid totaled $31,634, which has been capitalized into vineyard development costs and inventory.

Reclassifications
Certain reclassifications have been made to the 1998 and 1999 financial statements to conform with financial statement presentation for the year ended December 31, 2000. These reclassifications have no effect on previously reported results of operations or shareholders' equity.


2.  Accounts Receivable

Oregon law prohibits the sale of wine in Oregon on credit; therefore, the Company's accounts receivable balances are the result of sales to out-of-state and foreign distributors. At December 31, 2000 and 1999, the Company's accounts receivable balance is net of an allowance for doubtful accounts of $41,660 and $54,000, respectively.


3.  Inventories

Inventories consist of:
                                           2000         1999

Winemaking and Packaging Materials $ 273,189 $ 276,571 Work-in-process(costs relating to unprocessed and/or unbottled wine
 products)                              2,415,006    2,463,709
Finished goods (bottled wine and
 related products)                      4,232,819    3,402,417
                                       ----------   ----------
                                       $6,921,014   $6,142,967
                                       ==========   ==========

4.  Property and Equipment
                                           2000         1999

Land and improvements                  $  965,309   $  938,990
Winery building and hospitality center  4,549,081    4,527,573
Equipment                               4,285,585    4,089,297
                                       ----------   ----------
                                        9,799,975    9,555,860

Less accumulated depreciation          (3,810,806)  (3,153,837)
                                       -----------  -----------
                                       $5,989,169   $6,402,023
                                       ===========  ===========

During 1998 and 2000, the Company entered into capital lease arrangements for certain winery equipment and vehicles.
Future minimum capital lease payments as of December 31, 2000 are:

2001                               $   22,684
2002                                   22,858
2003                                   16,558
2004                                   12,899
2005                                    6,107
                                   -----------
Total minimum lease payments           81,106

Less interest portion                 (13,397)
                                   -----------
Capital Lease Obligation (note 7)      67,709

Less portion due within one
 year (Note 7)                        (16,701)
                                   -----------
                                   $   51,008
                                   ===========

The cost of the Company's leased equipment and related accumulated depreciation aggregated $88,933 and $19,320, respectively, at December 31, 2000.


5.  Investments

Investments consist of:
                                            2000         1999

Farm Credit securities                 $    3,000   $    3,000
Other                                       1,974        1,974
                                       ----------   ----------
                                            4,974        4,974
                                       ==========   ==========

Farm Credit securities investments are required as a condition of the Northwest Farm Credit Service loan and line of credit facility (Note 6). These investments are classified as held-to-maturity investments and are recorded at historical cost.


6.  Line of Credit Facility

The Company has a $2,750,000 credit facility with Northwest Farm Credit Services. Borrowings under this facility bear interest at 11% and are collateralized by inventories and accounts receivable. At December 31, 2000 and 1999, $2,616,549 and $1,685,584 were outstanding under this facility, respectively. This line of credit facility expires on May 1, 2001. In addition, Northwest Farm Credit Services has informed the Company that they should look for another lender (Note 13).


7.  Long-Term Debt

Long-term debt consists of:

                                         2000         1999

Northwest Farm Credit Service Loan $3,422,675 $3,598,209 Real property loan, 8.5% interest,
 monthly payments of $1055 through 2019   117,938      121,249
Capital lease obligations                  67,709       48,150
Vehicle financing                          19,280       28,901
                                       ----------   ----------
                                        3,627,602    3,796,509

Less current portion                     (220,921)    (213,502)
                                       -----------  -----------
                                       $3,406,681   $3,583,007
                                       ===========  ===========


The Company has an agreement with Northwest Farm Credit Services containing two separate notes bearing interest at a rate of 7.85%, which are collateralized by real estate and equipment. These notes require monthly payments ranging from $7,687 to $30,102 until the notes are fully repaid in 2014. The loan agreement contains covenants which require the Company to maintain certain financial ratios and balances. At December 31, 2000, the Company was not in compliance with these covenants but has obtained a waiver letter thereon (Note 13).

Future minimum principal payments of long-term debt mature as follows:

Year Ending
December 31,
    2001                        $   220,921
    2002                            233,693
    2003                            246,470
    2004                            257,878
    2005                            271,887
 Thereafter                       2,396,753
                                -----------
                                $ 3,627,602
                                ===========


8.  Shareholders' Equity

The Company is authorized to issue 10,000,000 shares of its common stock. Each share of common stock is entitled to one vote. At its discretion, the Board of Directors may declare dividends on shares of common stock, although the Board does not anticipate paying dividends in the foreseeable future.

On June 1, 1992, the Company granted its president a warrant to purchase 15,000 shares of common stock as consideration for his personal guarantee of the real estate loans and the line of credit with Northwest Farm Credit Services (Notes 6 and 7). The warrant is exercisable through June 1, 2012 at an exercise price of $3.42 per share. As of December 31, 2000 and 1999, no warrants had been exercised.

In each of the years ended December 31, 2000 and 1999, the Company granted 1,050 shares and 12,500 shares of stock valued at $1,641 and $21,094, respectively, as compensation. The cost of these grants were capitalized as inventory. The effects of these non-cash transactions have been excluded from the cash flow statements in both periods.


9.  Stock Incentive Plan

In 1992, the Board of Directors adopted a stock incentive plan and reserved 175,000 shares of common stock for issuance to employees, consultants, and directors of the Company under the plan. In 1996 and 1998, the Board of Directors reserved an additional 150,000 and 275,000 shares, respectively. In 1998, the Board repriced options for 145,390 unvested shares with a weighted average exercise price of $2.91 to the current market price of $1.50 on the date of approval. Administration of the plan, including determination of the number, term, and type of options to be granted, lies with the Board of Directors or a duly authorized committee of the Board of Directors.

At December 31, 2000, 1999 and 1998, the following transactions related to stock options occurred:

                                          2000       .
                                                Weighted
                                                average.
                                                exercise
                                      Shares     price
Outstanding at beginning of year     474,000    $1.75
  Granted                            135,900     1.62
  Exercised                                -        -
  Forfeited                          (99,230)    1.75
                                    --------    -----
Outstanding at end of year           510,670     1.72
                                    ========    =====
                                          1999        .
                                                Weighted
                                                average
                                                exercise
                                      Shares     price
Outstanding at beginning of year     402,000    $1.73
  Granted                            120,500     1.83
  Exercised                                -        -
  Forfeited                          (48,500)    1.75
                                     -------    ------
Outstanding at end of year           474,000     1.75
                                     =======    ======

                                          1998        .
                                                Weighted
                                                average
                                                exercise
                                      Shares     price
Outstanding at beginning of year     173,000    $2.94
  Granted                            229,000     1.71
  Exercised                                -        -
  Forfeited                                -        -
                                     -------    -----
Outstanding at end of year           402,000     1.73
                                     =======    =====


Weighted average options outstanding and exercisable at December 31, 2000 are as follows:

                          Options outstanding
                                 Weighted
               Number            average     Weighted
             Outstanding at     remaining    average
Exercise     December 31,       contractual  exercise
 Price           2000              life        price
$    1.50     115,710              6.04       $1.50
     1.56      74,500              9.41        1.56
     1.65      75,000              7.00        1.65
     1.69      57,000              9.50        1.69
     1.75     105,000              8.25        1.75
     1.81      35,500              8.71        1.81
     1.88      25,000              8.71        1.88
     2.75       7,200              6.50        2.75
     3.00       9,260              6.08        3.00
     3.62       4,000              5.56        3.62
     4.50       2,000              4.08        4.50
------------  -------              -----      ------
$1.50 -$4.50  510,670              7.67       $1.72
============  =======              =====      ======

                          Options exercisable
               Number           Weighted
             Exercisable at     average
Exercise     December 31,       exercise
 Price           2000            price
$    1.50     115,710            $1.50
     1.56      29,500             1.56
     1.65      75,000             1.65
     1.69      12,000             1.69
     1.75      84,400             1.75
     1.81      20,500             1.81
     1.88       5,000             1.88
     2.75       4,600             2.75
     3.00       7,831             3.00
     3.62       4,000             3.62
     4.50       2,000             4.50
------------  -------            -----
$1.50 -$4.50  360,541            $1.71
============  =======            ======


The Company adopted Statement of Financial Accounting Standards No. 123 (SFAS 123) in 1996 and has elected to account for its stock-based compensation under Accounting Principles Board Opinion 25. As required by SFAS 123, the Company has computed for pro forma disclosure purposes the value of options granted during each of the three years ended December 31, 2000 using the Black-Scholes option-pricing model with the following weighted-average assumptions used for the grants in 2000, 1999 and 1998:

                            2000        1999        1998
Risk-free interest rate     6.12%       5.56%       5.54%
Expected dividend yield        -          -           -
Expected lives              8 years     8 years     8 years
Expected volatility         70%         70%         70%



Options were assumed to be exercised upon vesting for purposes of this valuation. Adjustments are made for options forfeited prior to vesting. For the years ended December 31, 2000, 1999 and 1998, the total value of the options granted was computed to be $173,689, $173,815 and $192,540, respectively, which would be amortized on a straight-line basis over the vesting period of the options.

For the years ended December 31, 2000, 1999 and 1998, the weighted average fair value of options granted was computed to be $1.30, $1.44 and $0.85, respectively.

Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant date for awards consistent with the provisions of SFAS 123, the Company's net earnings would have been reduced to the pro forma amounts indicated as follows:

                           2000         1999         1998
Net income (loss)-
 As reported           $  15,062      (92,232)   $ (71,980)
Per share:
  Basic                        -         (.02)        (.02)
  Diluted                      -         (.02)        (.02)
Net income (loss)-
 Pro forma              (112,570)    (181,201)    (175,860)
Per share:
  Basic                     (.03)        (.04)        (.04)
  Diluted                   (.03)        (.04)        (.04)


The effects of applying SFAS 123 for providing pro forma disclosures for the three years ended December 31, 2000 are not likely to be representative of the effects on reported net income and earnings per share for future years, because options vest over several years and additional awards generally are made each year.




10.  Income Taxes

The provision (benefit) for income taxes consists of:

                                   2000       1999       1998
Current tax expense:
  Federal                       $  (8,273)  $ 43,000           -
  State                                 -          -           -
                                ----------  ---------  ---------
                                   (8,273)    43,000           -
                                ----------  ---------  ---------
Deferred tax expense (benefit)
  Federal                          34,628    (68,319)  $(24,291)
  State                             4,440     (8,761)    (3,290)
                                ----------  ---------  ---------
                                   39,068    (77,080)   (27,581)
                                ----------  ---------  ---------
(Decrease) increase in
 valuation allowance              (11,200)    11,200           -
                                ----------  ---------  ---------
   Total                        $  19,595    (22,880)  $(27,581)
                                ==========  =========  =========



The effective income tax rate differs from the federal statutory rate as follows:

                                 Year ended December 31,
                                 2000     1999      1998
Federal statuatory rate          34.0%   (34.0)%   (34.0)%
State taxes, net of federal
  Benefit                         4.4     (4.4)     (4.4)
Permanent differences            29.0     13.2       9.3
(Decrease) increase in
 valuation allowance            (32.3)     9.7         -
Other, primarily prioryear taxes 21.3     (4.4)      1.4
                                ------   ------     -----
                                 56.4%   (19.9)%   (27.7)%
                                ======   ======    ======

Permanent differences consist primarily of nondeductible meals and entertainment and life insurance premiums.


Deferred tax assets and (liabilities) consist of:

                                      December 31,
                                    2000      1999
Accounts receivable               $15,981    20,714
Inventory                          76,717    60,857
Other                              26,253    19,227
                                  -------   -------
  Net current deferred tax assets 118,951   100,798
                                  -------   -------
Depreciation                     (430,786) (440,071)
Net operating loss carryforwards   63,347   112,583
Deferred gain on sale-leaseback   182,093   194,890
Alternative minimum tax credit
  Carryforward                     38,527    43,000
                                  -------   -------
   Net noncurrent deffered tax
    Liability                    (146,819)  (89,598)
                                  -------- ---------
   Net deferred tax asset         (27,868)   11,200
Valuation allowance                     -   (11,200)
                                  -------- --------
   Total                         $(27,868)        -
                                  ======== ========


The Company's net operating loss carryforwards, which are approximately $165,000, expire between 2015 and 2020.


11.  Related Parties

During 2000, 1999 and 1998, the Company purchased grapes from certain shareholders at an aggregate price of $73,958, $61,499 and $105,332, respectively. At December 31, 2000, 1999 and 1998, grape payables included $37,293, $26,586 and $52,667, respectively, owed to these shareholders.

The Company has a loan to its president with a balance of $56,869 at December 31, 2000. The loan was due on December 3, 1993, bearing interest at 7.35%. On March 14, 1994, the loan was extended to March 14, 2009. The loan is collateralized by the common stock of the Company held by its president. This note, including the related interest receivable, is classified as a long-term note receivable in the accompanying balance sheet.




12.  Commitments and Contingencies

Litigation
From time to time, in the normal course of business, the Company is a party to legal proceedings. Management believes that these matters will not have a material adverse effect of the Company's financial position or results of operations, but due to the nature of the litigation, the ultimate outcome cannot presently be determined.

Operating leases
The Company entered into a lease agreement for approximately 45 acres of vineyards and related equipment in 1997. In December 1999, under a sale-leaseback agreement, the Company sold a portion of the Tualatin Vineyards property with a net book value of approximately $1,000,000 for approximately $1,500,000 cash and entered into a 20 year operating lease agreement.
The gain of approximately $500,000 is being amortized over the 20 year term of the lease.

As of December 31, 2000, future minimum lease payments are as follows:

Year ending
 December 31,
     2001               $  190,544
     2002                  193,485
     2003                  196,499
     2004                  202,289
     2005                  205,289
    Thereafter           2,279,428
                        ----------
      Total             $3,267,534
                        ==========


The Company is also committed to lease payments for various office equipment. Total rental expense for all operating leases excluding the vineyards, amounted to $14,364, $27,372 and $30,647 in 2000, 1999, and 1998, respectively. In addition, payments for the leased vineyards have been included in inventory and vineyard developments costs and aggregate approximately $196,308, $81,300, and $77,000, respectively, for each of the years ended December 31, 2000, 1999, and 1998.

Susceptibility of vineyards to disease
The Tualatin Vineyard purchased during 1997 and the leased vineyards are known to be infested with phylloxera, an aphid-like insect which can destroy vines. Although management has begun planting with phylloxera-resistant rootstock, a portion of the vines at the Tualatin vineyard are susceptible to phylloxera. The Company has not detected any phylloxera at its Turner Vineyard.


13.  Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 6, the line of credit facility with Northwest Farm Credit Services expires May 1, 2001. In addition, Northwest Farm Credit Services has informed the Company that they should look for another lender. As discussed in Note 7, the Company's loan agreements with Northwest Farm Credit Services contain covenants that require the Company to maintain certain financial ratios and balances. The Company was not in compliance with certain of these covenants at December 31, 2000 but had received waivers thereon. In light of the Company's current projected earnings and cash flow, cash generated from operations will not be sufficient to pay back the bank debt on a current basis. Management plans to continue to market some pieces of real estate, the sale of which would generate significant cash to repay the debt. Additionally, management plans to obtain financing from another financial institution. If the Company is unable to sell real estate and/or refinance the debt with another institution, the Company may be unable to continue its normal operations, except to the extent permitted by Northwest Farm Credit Services.